EXHIBIT 99.1
FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting Investors: Effie Veres (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / Mollie Fullington (212) 575-4545 / (917) 346-6123

EMCOR GROUP, INC. COMPLETES ACQUISITION OF ARDENT SERVICES
AND RABALAIS CONSTRUCTORS

– Leading Providers of Mission-Critical Electrical and Instrumentation Services to the Energy Infrastructure Market in North America –

NORWALK, CONNECTICUT, April 15, 2016 – EMCOR Group, Inc. (NYSE: EME) today announced that it has completed its acquisition of Ardent Services, L.L.C. and Rabalais Constructors, LLC (collectively, “Ardent”), for a purchase price of $205 million in cash, as previously announced.

Headquartered in Covington, LA and Corpus Christi, TX, Ardent is one of the preeminent U.S. industrial and refinery electrical and instrumentation service companies.  Ardent provides a comprehensive suite of electrical, process control, equipment installation, and automation services for the maintenance, repair, replacement, and new construction of energy infrastructure.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “We are pleased to have successfully completed the acquisition of Ardent.  With one of the most experienced executive and field management teams in the energy infrastructure services industry and with its complementary services, Ardent will further broaden and enhance the service offerings EMCOR provides to its industrial customers.”

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services.  This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements.  These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Accordingly these statements are no guarantee of future performance.  Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business and failure to achieve expected accretion and other expected benefits of the transaction.  Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2015 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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